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                                     EXHIBIT 10.1


                    THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.

                              MANAGEMENT INCENTIVE PLAN

                                     1. Purpose.

    The Coca-Cola Bottling Group (Southwest), Inc. (the "Company") and its subsidiaries, Southwest Coca-Cola Bottling Company, Inc. and Texas Bottling Group, Inc. (the "Bottling Operations") desire to establish an incentive plan (the "Plan") to retain key managers, motivate them to be creative and innovative while working to achieve the Company's financial goals, and provide a scaled financial reward based on continuous service and achievement of the Company's aspirational cash flow goals for defined periods of time.

                                  2. Administration

    The Plan shall be administered by the Incentive Plan Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). The Committee shall have at least three members at all times, all of whom shall be directors or employees of the Company or a subsidiary of the Company. The Board may increase or decrease the number of members on the Committee from time to time at its discretion, so long as there are at least three members of the Committee at any time. Each member of the Committee shall serve on the Committee until such member submits a written resignation or is removed by action of the Board. The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each determination made or action taken by the Committee pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and upon all persons, including, but not limited to, the Company, the Committee, the Board, officers of the Company and/or the Bottling Operations, the affected Participants (as defined below), and their respective successors in interest.

                              3. Principles of the Plan

    The Plan will reward certain managers of the Company and the Bottling Operations for the successful attainment of cumulative cash flow goals for the combined operations of the Bottling Operations for successive periods of three years (each period is referred to as a "Performance Period"). In each fiscal year during the operation of this Plan and subject to the discretion of the Board, a new Performance Period will commence on January 1 and be designated to end on December 31 of the third consecutive year following the commencement year. The initial Performance Period under the Plan will be 1997 through 1999. A cash

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award amount (the "Award") will be determined for each manager who is offered the opportunity to participate in the Plan (a "Participant"), based on such manager's position and ability to increase the combined cash flow of the Bottling Operations. For each Performance Period, the Board of Directors will establish a minimum level of cumulative cash flow (the "Cash Flow Threshold") for the Bottling Operations which must be achieved before any portion of the Award will be paid, and a formula (the "Award Formula") for determining the percentage, in a range from 50% to 150%, of the Award to be paid to each Participant (the "Award Payable") based on the Actual Cash Flow (defined below) in excess of the Cash Flow Threshold. All Participants will receive the same percentage of Award based on Actual Cash Flow. Each fiscal year, the Board will determine whether a new Performance Period will be established for the three-year period beginning in such year, and will determine the Cash
Flow Threshold for such Performance Period. Therefore, one or two years of one Performance Period may overlap with years included in other Performance Periods. For example: the years 1998 and/or 1999 of the initial Performance Period may also be included in the Performance Period 1998 - 2000, and in the Performance Period 1999 - 2001, should the Board designate a new Performance Period in 1998 or 1999.

                                    4. Eligibility


    Each Participant will be a party to a Management Incentive Agreement ("Agreement") with the Company and the employer of such Participant. The Agreements for the initial Performance Period shall be in the form of Exhibit A attached to this Plan. The Committee will recommend to the Board of Directors of the Company a list of employees to be offered the opportunity to become Participants and the amount of the Award for each Participant who is not also a member of the Committee. The Board of Directors shall determine the participation and Award for any Committee member on its own motion. Each Participant and respective Award must be approved by the Board of Directors before an Agreement is entered with such Participant. Designation as a Participant in one Performance Period will not assure designation in future Performance Periods.

                         5. Calculation and Payment of Award

    Awards made under the Plan shall be paid by the employer of each Participant solely on account of attainment of specified levels of cumulative cash flow for the combined Bottling Operations. For purposes of this Plan, "cash flow" is based on the audited financial information of the Company for each fiscal year in any Performance Period and is determined by adding the following items on the Statement of Operations for Southwest Coca-Cola Bottling Company, Inc. and Texas Bottling Group, Inc. for the year ended on December 31 of each such year: consolidated net income, income taxes paid or accrued, interest expense net of interest income, depreciation, amortization, accruals for Awards under this Plan, and other non-cash charges to the extent deducted in calculating consolidated net income. At the end of each Performance Period, the actual three-year cumulative cash flow will be determined and certified in writing by the Chief Financial Officer of the Company. This certified cash flow ("Actual Cash Flow") will be a factor in the Award Formula established by the Board of Directors for such Performance Period, and

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incorporated in the Agreements for such Performance Period. The Award designated in each Agreement will be multiplied by the percentage resulting from the Award Formula to determine the portion of the Award to be paid in cash to the respective Participant. Awards will be paid on the following schedule: on March 1 immediately following each Performance Period, two-thirds (2/3) of the Award Payable will be paid, and on March 1 two years after the first payment is made, the remaining one-third (1/3) of the Award Payable will be paid. Awards earned in each Performance Period will be paid in cash to Participants who have been employed continuously by the Company or a subsidiary of the Company throughout the Performance Period and through the payment date, except as provided in this Plan and the Agreements. Termination of employment due to death, disability or retirement will eliminate the requirement that the Participant must be employed on the date payment is made under this Plan, and may result in proration of an Award for partial participation or accelerated payment of an Award, at the discretion of the Board.

    6. Discretion of the Board; Amendments, Modification and Termination of the Plan

    All Awards shall be made solely on the basis of the performance goals set forth in the Agreements in compliance with the terms of this Plan. The Board shall have no authority to amend any Agreement to increase the amount of an Award, but the Board shall have the authority to reduce or eliminate an Award in accordance with the terms of the related Agreement. In its sole discretion, the Board may adjust the Cash Flow Threshold for a Performance Period to incorporate anticipated increases in cash flow from after-acquired operations or significant decreases in cash flow resulting from divestitures or from significant and unforeseen increases in expenses without the consent of any Participant. Subject to the foregoing limitations on Board discretion, the Board may terminate the Plan in whole or in part and may suspend the Plan in whole or in part from time to time without affecting outstanding Agreements. In addition, the Board may amend the Plan from time to time to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, or take necessary action to effect legal compliance of the Plan, all without the approval of the shareholders of the Company and Texas Bottling Group, Inc. Individual Agreements may be amended by mutual written consent of the Company and the affected Participant. The terms of all Agreements for a specific Performance Period may be amended through action of the Board provided that the majority of Participants for such Performance Period accept such amendment by written consent.




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